EXHIBIT 99.1

Fifth Street Finance Corp. Closes $182.8 Million of Investments Quarter to Date

WHITE PLAINS, N.Y., March 9, 2011 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") announced today that it has closed $182.8 million and funded $166.4 million of investments thus far during the second fiscal quarter of 2011.

During the second fiscal quarter of 2011, Fifth Street has closed the following transactions to date:

  On March 8, 2011, Fifth Street closed a $25.0 million senior secured debt facility to support an add-on for a provider of homecare medical products and services. $25.0 million was funded at closing.

  On March 4, 2011, Fifth Street closed a $35.0 million senior secured debt facility to support the acquisition of a designer and manufacturer of heavy equipment for oil and gas production. $35.0 million was funded at closing.

  On February 1, 2011, Fifth Street closed an $11.5 million senior secured debt facility to support the expansion of credit to an outsourced provider of revenue cycle management services to healthcare providers. $11.5 million was funded at closing.

  On February 1, 2011, Fifth Street closed a $35.0 million senior secured debt facility to support the acquisition of a distributor of branded homecare products. $32.9 million was funded at closing.

  On January 20, 2011, Fifth Street closed a $10.0 million senior secured debt facility to support the acquisition of an acquirer and operator of specialty pharmaceutical companies. $10.0 million was funded at closing.

  On January 14, 2011, Fifth Street closed a $13.3 million senior secured debt facility to support the acquisition of a provider of non-destructive pipe testing services. $11.3 million was funded at closing.

  On January 6, 2011, Fifth Street closed a $20.0 million senior secured debt facility to support the acquisition of a manager and administrator of investment products. $11.7 million was funded at closing.

  On January 6, 2011, Fifth Street closed a $14.0 million senior secured debt facility to support the acquisition of a provider of outsourced Medicaid eligibility services. $12.0 million was funded at closing.

  On January 4, 2011, Fifth Street closed a $19.0 million senior secured debt facility to support the acquisition of a technology-enabled home delivery pharmacy. $17.0 million was funded at closing.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Fifth Street Finance Corp.
         Stacey Thorne, Executive Director, Investor Relations
         (914) 286-6811
         stacey@fifthstreetfinance.com